Exhibit 99.1

ADDENDUM TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BY AND BETWEEN NET TALK.COM, INC. AND ANASTASIOS KYRIAKIDES
DATED AS OF SEPTEMBER 10, 2008

Whereas, Anastasios Kyriakides (“Executive”) has served as Chief Executive Officer and President of Net Talk.com, Inc.(the “Company”) pursuant to the above-referenced employment agreement (the “Employment Agreement”), and

Whereas the Company and the Executive desire to provide for Executive’s continued employment thereunder,

NOW THEREFORE, in consideration of the premises, and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive agree as follows:

1. Section 2. Term; Position and Responsibilities, subparagraph (b) is hereby amended and restated as follows:

(b)

Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term ending on December 31, 2013 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of three years (each such period, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 120 days prior to the expiration of the Initial Term or such Additional Term, the Company shall give written notice (a ”Non-Extension Notice”) to Executive of its intention not to extend the Employment Period (as defined below) hereunder, provided that a Non-Extension Notice shall not constitute a notice to Executive of the termination of his employment by the Company unless such notice specifically provides for such termination of employment and the specific date thereof. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period”.

In Witness Whereof, the parties have set their hand and seal as of the 3rd of January, 2011.

NET TALK.COM, INC., a Florida corporation

By: /s/ Guillermo Rodriguez
Name: Guillermo Rodriguez, CFO and Director
Title:

EXECUTIVE:

/s/ Anastasios N. Kyriakides
Anastasios N. Kyriakides, CEO, President and Director